UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

Pursuant  to   Section   13  or   15(d)  of  the Securities  Exchange  Act
                                 of  1934
Date  of Report  (Date of earliest  event  reported): October 15, 2003


                              Sono-Tek Corporation
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 0-16035

           New York                                             14-1568099
(State of Incorporation)                               (I.R.S. Employer ID No.)


2012 Route 9W, Milton, New York                                    12547
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code (845) 795-2020

ITEM 7:  FINANCIAL INFORMATION AND EXHIBITS


         c. Exhibits:

         Exhibit No.                Exhibit Description
      ---------------            -----------------------
99.1     Press release issued by Registrant, dated as of October 15, 2003.

ITEM 9:  REGULATION FD DISCLOSURE

The information contained in this Item 9 of this Current Report on Form 8-K is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On October 15, 2003, the Registrant issued a press release announcing its financial results for the quarterly period ending August 31, 2003. A copy of the earnings release is attached as Exhibit 99.1.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONO-TEK CORPORATION

By:      /s/ Christopher L. Coccio
         Christopher L. Coccio
         Chief Executive Officer

October 15, 2003

                                                                    Exhibit 99.1


Sono-Tek  Announces Its Second  Quarter  Earnings
Ninth  Consecutive  Profitable Quarter

(October 15, 2003-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $690,735 for the three months ended August 31, 2003, a decrease of 2% or $14,398 compared to sales of $705,133 for the same period of last year. For the six months ended August 31, 2003 the Company reported sales of $1,449,257 as compared to $1,485,991 for the same period of last year. The decline in sales is due to a decrease in sales of specialty spraying systems partially offset by an increase in sales of medical device spraying systems for drug coated arterial stents. Operating income for the first six months of the year was $102,255 or 7% of sales compared to $64,902 or 4% of sales for the prior year period. For the six and three month periods ended August 31, 2003, the Company had net income of $16,795 and $5,749 as compared to $36,401 and $2,975 for respective the prior year periods.

Our balance sheet is improved from last year at this time with working capital at $569,753 at August 31, 2003 from working capital of $200,085 last year, liabilities have been reduced from $2,126,562 at August 31, 2002 to $2,037,339 at August 31, 2003, and shareholders deficiency reduced from $746,153 at August 31, 2002 to $622,658 at August 31, 2003. Management has taken action to preserve working capital by seeking longer term financing, and by restructuring agreements with current lenders to defer payments of principal.

The Company has experienced a turn-around in profitability during the last nine quarters as a result of changes in management, discontinuance of unprofitable business segments, reductions in the cost structure, and settlements with creditors. The Company has benefited from maintaining a stable work force and a cohesive management team. The Company expects these benefits to be strategic assets as the economy recovers. The Company has returned its focus to its core business, ultrasonic nozzles and systems, and has partially offset the downturn in its traditional electronics industry offerings by developing new uses for its products in the growing medical products field, the defense industry, liquid metal powder manufacturing, nanotechnology coatings for glass, non-woven fabrics, and spray drying.

According to Dr. Christopher L. Coccio, Sono-Teks CEO and President, the Company has developed and introduced the SonoFlux 2000F fluxer and a new liquid metal nozzle system and has sold numerous new systems specifically designed for coating arterial stents. We are continuing to develop coating systems for medical device customers and other customers in a diverse range of industries, and are working to create new business opportunities in these fields.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Companys products have long been recognized for their performance, quality, and reliability.




This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Companys operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which
includes  Form  10-KSB  and  Form  10-QSBs   containing   additional   important
information.




                          Sono-Tek Corporation

                         Selected Financial Data

                                       Six Months Ended      Three Months Ended
                                           August 31,             August 31,
                                       2003        2002        2003        2002

Net Sales                          $1,449,257 $1,485,991      $690,735 $705,133

Net Income                            $16,795    $36,401        $5,749   $2,975

Basic Earnings Per Share -             $0.002     $0.004        $0.001   $0.000

Diluted Earnings Per Share -           $0.002     $0.003        $0.001   $0.000

Weighted Average Shares   Basic     9,200,161  9,105,422    9,200,161  9,105,422

Weighted Average Shares   Diluted  10,242,454 10,454,318   10,302,258 10,291,966